EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Benchmark Electronics, Inc.:

    We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-61660) of Benchmark Electronics, Inc. of our report dated January 24, 1997, related to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Benchmark Electronics, Inc.



               KPMG PEAT MARWICK LLP


Houston, Texas
March 26, 1997